DATE: 22nd July 2022

STATE WISDOM HOLDINGS LIMITED

(the "**Subscriber**")

and

I WIN HOLDINGS LIMITED

(the "**Company**")

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this "**Agreement**") made on 22nd July 2022

BETWEEN:

(1) **STATE WISDOME HOLDINGS LIMITED**, a limited liability company incorporated and existing under the laws of British Virgin Islands having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the "**Subscriber**"); and

(2) **I WIN HOLDINGS LIMITED**, a limited liability company incorporated and existing under the laws of Hong Kong having its registered office at Room 201, 2/F, China Insurance Group Building, 141 Des Voeux Road Central, Central, Hong Kong (the "**Company**").

(The Subscribers and the Company shall be collectively referred to as the "**Parties**" and each a "**Party**".)

WHEREAS:

(A) The Company is a limited liability company incorporated in and existing under the laws of Hong Kong.

(B) As at the date of this Agreement, the Company has an issued share capital of HK$1,000 divided into 1,000 shares. The share ownership and certain other particulars of the Company as at the date hereof are set forth in **Part A of Schedule 1.**

(C) The Company, together with its Listing Vehicle (as defined below) and subsidiaries (the "**Group**", any member of the Group, the "**Group Company**"), is principally engaged in the business of securities brokerage and investment management (the "**Business**"). A chart showing the corporate structure of the Group as at the date hereof is set forth in **Part B of Schedule 1**.

(D) As a result of the transactions contemplated by this Agreement, the Group will undergo a corporate reorganisation (the "**Reorganisation**") and the corporate structure of the Group immediately after the intended corporate reorganisation is set out in **Schedule 2**.

(E) The Company has agreed to procure its Listing Vehicle to allot and issue the Subscription Shares (as defined below) and the Subscriber has agreed to subscribe for the Subscription Shares upon and subject to the terms and conditions set out in this Agreement. Upon Completion, 5 new Shares will be allotted and issued to the Subscriber, representing approximately 5% of the issued share capital of the Listing Vehicle.

THE PARTIES AGREE as follows:

1. INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

"Agreement"	this Subscription Agreement
"Board"	the board of directors of the Company
"Business"	has the same meaning as ascribed in Recital (C)
"Business Day"	a day other than a Saturday or Sunday or public holiday in Hong Kong on which licensed banks in Hong Kong are generally open for business throughout their normal business hours
"Capital Event"	has the same meaning as ascribed in Clause 5.1
"China" or "PRC"	the People's Republic of China and for the purposes of this Agreement excludes Taiwan, Hong Kong and the Special Administrative Region of Macau
"Consideration"	has the same meaning as ascribed in Clause 2.2
"Completion"	the completion of the subscription for and the allotment and issue of the Subscription Shares pursuant to this Agreement
"Completion Date"	on or before 31 December 2023 or such other date as agreed in writing between the Company and the Subscribers
"Condition(s)"	the condition(s) set out in Clause 3.1
"Encumbrance"	any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale- and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same
"Equity	with respect to any Person, such Person's capital

Securities"	stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Shares) or any options, warrants, convertible bonds or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person)
"Government Authority"	any government or political subdivision thereof, any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange
"Group"	has the same meaning as ascribed in Recital (C)
"Group Company"	has the same meaning as ascribed in Recital (C)
"Hong Kong"	the Hong Kong Special Administrative Region of the PRC
"law" or "laws"	shall include all applicable judgments, injunctions, awards, decrees, notices or directives and all applicable laws, regulations, rules and orders of any Government Authority, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and "lawful" shall be construed accordingly
"Listing"	the listing of the shares in the Listing Vehicle on the Stock Exchange
"Listing Vehicle"	a company to be incorporated in the Cayman Islands as an exempted company, which, upon completion of the Reorganisation, shall become the holding company of the Company
"Payment Date"	10th August 2022 or such other date as agreed in writing between the Company and the Subscribers

"Person"	any individual, firm, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government (or agency or political subdivision thereof) or other entity of any kind, whether or not having separate legal personality
"Reorganisation"	has the same meaning as ascribed in Recital (D)
"Share(s)"	the ordinary shares of US$ 1 each in the share capital of the Listing Vehicle existing on the date of this Agreement and all other (if any) stock or shares from time to time and for the time being ranking *pari passu* therewith
"Stock Exchange"	has the same meaning as ascribed in Clause 5.1
"Subscription Shares"	5 new Shares to be allotted and issued to Subscriber pursuant to the terms and conditions of this Agreement
"US$"	United States dollars, the lawful currency of the United States

1.2 In this Agreement, unless the context otherwise requires:

(a) references to persons or companies shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c) any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted;

(d) references to Clauses, Paragraphs and Recitals are to clauses, paragraphs and recitals of this Agreement and the Recitals shall form part of this Agreement; and

(e) words importing the singular include the plural and vice versa and words importing a gender include every gender.

2. SUBSCRIPTION

2.1 Subscription Shares

Upon the terms and subject to the conditions of this Agreement, the Subscriber shall subscribe for, and the Company shall procure the Listing Vehicle to allot and issue to the Subscriber 5 new Shares, representing approximately 5% of the issued share capital of the Listing Vehicle. The Subscription Shares shall be allotted and issued free from any Encumbrance and together with all rights and benefits attached or attaching to them.

2.2 Consideration

The consideration payable by the Subscriber for the Subscription Shares shall be HK$3,120,000.00 (the "**Consideration**").

2.3 Payment

The Subscriber shall pay the Consideration by cashier's order issued by a licensed bank in Hong Kong or wire transfer to the Company on or before the Payment Date:

Beneficiary Name:	I Win Holdings Limited
Bank Name:	Bank of China (Hong Kong)
Swift Code:	BKCHHKHHXXX
HKD Savings Account:	012-676-2-023245-9

3. CONDITIONS PRECEDENT

3.1 Completion is conditional upon the following Conditions having been fulfilled (or, as the case may be, waived) at or before 3:00 p.m. (Hong Kong time) on the Completion Date (or such later time and date as the Parties shall agree in writing):

(a) all necessary consents, authorisations, licences and approvals required to be obtained on the part of the Company in relation to this Agreement and the transaction contemplated hereby having been obtained and remaining in full force and effect;

(b) the Reorganisation pursuant to Schedule 2 has been completed;

(c) the Subscriber is satisfied with its due diligence on the Company; and

(d) the Warranties remaining true, accurate and complete in all respects as of the date of this Agreement and as of the Completion Date, with the same force and effect as if they were made on and as of such date.

3.2 The Company shall use its reasonable endeavours to procure the fulfilment of the Conditions.

3.3 If any of the Conditions have not been satisfied at or before 3:00 p.m. on the Completion Date or such later date as the Parties hereto may agree, this Agreement shall cease and neither Party shall have any obligations and liabilities hereunder save for any antecedent breaches of the terms hereof. The Company shall refund the Consideration paid by the Subscriber to the Subscriber forthwith in full and save for

the refund of the Consideration as mentioned above neither party shall be entitled to claim against the other party for any reliefs or to enforce specific performance.

4. COMPLETION

4.1 Time and Place

Completion shall take place at such place as agreed by the Parties on the Completion Date.

4.2 Completion arrangement

At Completion, the Company shall procure the Listing Vehicle to:

(a) deliver to the Subscriber the definitive share certificate(s) for the Subscription Shares in such denomination as the Subscriber may request issued in the name of the Subscriber;

(b) deliver to the Subscriber a certified copy of the board resolution and shareholders' resolution of the Listing Vehicle ratifying and authorising the execution and completion of this Agreement, the allotment and issue of the Subscription Shares and delivery to the Subscriber of the Share certificate(s) in respect of the Subscription Shares for the Consideration by the Listing Vehicle; and

(c) allot and issue, credited as fully paid, to the Subscriber the Subscription Shares and shall procure that the Subscriber is registered on the register of members of the Listing Vehicle as the registered holders of the Subscription Shares.

5. CAPITAL EVENT

5.1 Capital Event

The Company is seeking to be listed on Nasdaq (the **"Stock Exchange"**) by way of initial public offer of the entire issued share capital of the Company (**"Capital Event"**). The Parties shall cooperate in good faith and use their best efforts to attain the Capital Event.

5.2 Regulatory Compliance

The Company and Subscribers shall comply with all the securities law and any applicable law of any applicable jurisdiction, or any condition or term of any authorities in connection with the Capital Event. The Company agrees to take all necessary actions to cause the legal status of the Subscription Shares as free trading in the event of the occurrence of the Capital Event.

6. THE LISTING

6.1 It is the intention of Parties that, provided the prevailing conditions are suitable, the Listing shall be achieved. All Parties undertake to use their respective reasonable endeavours to achieve the Listing, and shall use their reasonable endeavours to take such action and execute such documents (and shall procure such action to be done or such documents to be executed) as may be necessary or appropriate to give effect to this Agreement and the Listing.

6.2 The Subscriber shall use, and shall procure its affiliates to use, best endeavors to provide all necessary assistance and information to facilitate the Listing, including but not limited to complying with, where necessary, the relevant listing and regulatory requirements for the Listing and agreeing to do all such acts or sign all such documents reasonably requested by the Company, the Listing Vehicle and/or any Group Company or any competent regulatory authorities.

6.3 The Subscriber shall cooperate with the Company, the Listing Vehicle and/or any Group Company with a view to achieving the Listing and shall use its reasonable efforts to comply with the requests from, and supply such documents as requested by, the relevant authorities or regulatory body, including but not limited to the Stock Exchange and the Securities and Exchange Commission. For the avoidance of doubt, details of this Agreement and the related arrangements may be disclosed in the documents to be submitted to the relevant authorities or regulatory body, including but not limited to the Stock Exchange and the Securities and Exchange Commission.

7. CONFIDENTIALITY

Save as required by law or requirements of any regulatory authorities or in order to comply with any legal or regulatory requirements, each of the Parties shall maintain strict confidence and secrecy in respect of all the terms of this Agreement or any information received or possessed by them or any or more of them in relation to the Business or any Group Company (save and except to their legal and financial advisors).

8. REPRESENTATIONS AND WARRANTIES

8.1 Each Party warrants and represents to the other Party that:

(a) (if it is a corporate entity) it is duly incorporated, it has taken all necessary action to authorise the execution of and the performance of its obligations under this Agreement by it, it has the power to enter into and to exercise its rights and to perform its obligations under this Agreement, and the obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable;

(b) neither execution nor performance of this Agreement will contravene any provision of (a) any existing law, treaty or regulation, (b) its memorandum or articles of association or other constitutional documents (as applicable); or (c) any obligation (contractual or otherwise) which is binding upon it, or upon any of its assets.

(c) all consents, licences, approvals or authorisations of, exemptions by or registrations with or declarations by, any governmental or other authority required by it with respect to this Agreement and the performance thereof by it have been obtained or made, are valid and subsisting and will not be contravened by the execution or performance of this Agreement;

(d) neither its execution nor its performance of this Agreement will result in the creation of, or oblige it to create or permit to subsist, an encumbrance over any of its present or future assets or revenues; and

(e) there are no reasonable grounds to suspect that it will not be able to pay its debts as and when they become due and payable.

8.2 <u>The Company represents and warrants to each of the Subscribers that:</u>

(a) all of the information contained in **Schedule 1** hereto is true and accurate in all material respects and not misleading (whether by inclusion or omission) in all respects. Except for the entities set forth in **Schedule 1** hereto, the Company does not presently own or control, directly or indirectly, any interest in any other Person;

(b) each Group Company is duly organised, validly existing and in good standing under the laws of the place of its incorporation and is conducting, and has conducted its business, operations and other activities and holds all its assets in compliance with the applicable laws in all material respects. Each Group Company is not in receivership or liquidation or has taken any steps to enter liquidation and no petition has been presented for winding up any Group Company and to the best knowledge of the Board, there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of Group Company;

(c) all presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable laws, pre-emptive rights of any Person and applicable contracts. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for), and are, and as of the Completion Date, shall be, free of any and all Encumbrances; and

(d) the Subscription Shares, when issued pursuant to this Agreement, will be credited as fully paid and free of Encumbrances, will be properly and validly allotted and issued in accordance with the memorandum and articles of association of the Listing Vehicle and all applicable laws, will rank *pari passu* in all respects with all other Shares as at the date thereof and will have the

right to receive all dividends and distributions which may be declared, made or paid as at the date thereof.

9. EXPENSES

Each of the Parties shall pay its own legal and accountancy costs, charges and expenses (including taxation) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it.

10. TERMINATION

10.1 Termination

This Agreement shall become effective upon execution hereof by all of the Parties and shall continue in force until terminated in accordance with **Clause 10.2.**

10.2 Events of Termination

This Agreement may be terminated prior to Completion as follows:

(a) at the election of the Subscriber, if the Company has breached any material covenant or agreement contained in this Agreement, which breach cannot be or is not cured within 30 days after being notified in writing of the same;

(b) at the election of the Company, if the Subscriber has breached any material covenant or agreement of the Subscribers contained in this Agreement, which breach cannot be or is not cured within 30 days after being notified in writing of the same; or

(c) at any time on or prior to the Completion Date, by mutual written consent amongst all Parties.

10.3 Survival

If this Agreement is terminated in accordance with **Clause 10.2** (Events of Termination), this Agreement shall become void and of no further force and effect except for the provisions of **Clause 7** (Confidentiality), this **Clause 10.3** (Survival) and **Clause 13** (Governing Law); provided, however, that such termination shall, unless otherwise agreed by the Parties, be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination.

11. NOTICES

11.1 Each notice, demand or other communication given, delivered or made under this Agreement shall be in writing and delivered or sent to the relevant Party or Parties at the address set out below (or such other address as the addressee has by 10 days'

prior written notice specified to the other Party).

If to the Company:

Address: Room 201, 2/F, China Insurance Group Building, 141 Des Voeux Road Central, Central, Hong Kong
Attention: Raymond Fong

If to the Subscriber:

Address: Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands
Attention: Ko Yan

11.2 Each notice, demand or other communication to be given, delivered or made pursuant to this Clause shall be deemed so given, delivered or made (a) if sent by registered mail within one country on the third Business Day after such notice, demand or communication, addressed as above provided, is delivered to a post office and a receipt therefore is issued thereby; (b) if sent by registered mail to another country on the sixth Business Day after such notice, demand or communication, addressed as above provided, is delivered to a post office and a receipt therefore is issued thereby; and (c) if sent by courier or personal delivery, when such notice, demand or communication is delivered to the appropriate address as above provided.

11.3 The Subscriber hereby irrevocably appoints Ivan AuYeung of 1204, Kai Tak Commercial Building, Sheung Wan, Hong Kong as its agent for the service of process in Hong Kong in relation to any matter arising out of this Agreement. If any such process agent ceases to have an address in Hong Kong, the Subscriber irrevocably agrees to appoint a new process agent and to deliver to the Company within 14 days a copy of a written acceptance of appointment by the process agent. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other court.

12. MISCELLANEOUS

12.1 <u>No Partnership</u>

The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction's partnership laws. The Parties do not intend to be partners of one to another, or partners as to any third party, or create any fiduciary relationship among themselves.

12.2 <u>Non-Assignment</u>

No Party may, nor may purport to, assign any of its rights or obligations under this Agreement in whole or in part, nor grant, declare, create or dispose of any right or

interest in it, otherwise than in accordance with the terms of this Agreement.

12.3 Waiver

No waiver by a Party of a failure by another Party to perform any provision of this Agreement operates or is to be construed as a waiver in respect of any other failure whether of a like or different character.

12.4 Entire Agreement

This Agreement (together with any other documents referred to herein or therein) represents the entire understanding and constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

12.5 Amendment

This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

12.6 Invalidity

If any provision of this Agreement is or is held to be invalid or unenforceable, then so far as it is invalid or unenforceable it has no effect and is deemed not to be included in this Agreement. This shall not invalidate any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

12.7 Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.8 Third Parties Right

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

13. GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by, and construed in accordance with the laws of Hong Kong and each party hereby submits to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed on the day and year first above written.

The Subscriber

SIGNED by	)	For and on behalf of
its director for and on behalf of	)	STATE WISDOM HOLDINGS LIMITED
State Wisdom Holdings Limited	)	國穎控股有限公司
in the presence of:	)	.... Authorised Signature(s)

The Company

SIGNED by)
for and on behalf of)
I Win Holdings Limited)
in the presence of:)

Lee Tung Hei

SCHEDULE 1

PART A. PARTICULARS OF THE COMPANY

Name of the Company	:	I Win Holdings Limited (一盈控股有限公司)
Company Number	:	2926615
Date of Incorporation	:	25 March 2020
Place of Incorporation	:	Hong Kong
Address of Registered Office	:	Room 201, 2/F, China Insurance Group Building, 141 Des Voeux Road Central, Central, Hong Kong
Issued and Paid Up Share Capital	:	HK$1,000.00 divided into 1,000 shares
Shareholder and Shareholding	:	(1) Courageous Wealth Limited: 410 shares (representing approximately 41% of the issued share capital of the Company); (2) Lobster Financial Holdings Limited: 330 shares (representing approximately 33% of the issued share capital of the Company); (3) Capital Hero Global Limited: 140 shares (representing approximately 14% of the issued share capital of the Company); (4) Smark Holding Limited: 80 shares (representing approximately 8% of the issued share capital of the Company); and (5) Gulu Gulu Limited: 40 shares (representing approximately 4% of the issued share capital of the Company)
Director	:	FONG Wai Lok Raymond (方偉諾) FUNG Yee Lin (馮綺蓮) WONG Wai Kuen (王偉權)
Company Secretary	:	Concentric Business Consultants Limited (天匯商務顧問有限公司)
Subsidiaries	:	Please refer to Part B of this Schedule

PART B. GROUP STRUCTURE AS AT THE DATE OF THIS AGREEMENT



FUNG Yee Lin, Rita
(Nationality: Chinese)
WONG Wai Kuen, Raphael
(Nationality: Chinese)
ZHU Yun
(Nationality: Chinese)
LAU, Kam Yan Karen
(Nationality: Chinese)
WU, Hin Lun
(Nationality: Chinese)
HO, Wing Lim
(Nationality: Chinese)
75% (7,500 shares)
25% (2,500 shares)
100% (1000 shares)
100% (1 share)
100% (1 share)
100% (50,000 shares)
Smark Holding Limited
(Incorporated in BVI)
Lobster Financial Holdings Limited
(Incorporated in BVI)
Courageous Wealth Limited
(Incorporated in BVI)
Capital Hero Global Limited
(Incorporated in BVI)
Gulu Gulu Limited
(Incorporated in BVI)
8%
33%
41%
14%
4%
100%
I Win Holdings Limited
(Incorporated in Hong Kong)
100% (15,000,000 shares)
100% (900,000 shares)
I Win Securities Limited (BJB315)
(Incorporated in Hong Kong)
I Win Asset Management Limited (BPR443)
(Incorporated in Hong Kong)

SCHEDULE 2

CORPORATE STRUCTURE OF THE GROUP IMMEDIATELY AFTER THE REORGANISATION



(Nationality: Chinese)
(Change in Shareholder)
100% (1 share)
100% (1 share)
Courageous Wealth Limited
Capital Hero Global Limited
State Wisdom Holdings Limited
(Incorporated in Hong Kong)
(Incorporated in BVI)
8%
(Change in shareholder)
10%
(Change in holding %)
64%
(Change in holding %)
4%
90%
5%
5%
Proposed Listing Entity
Garden Stage Limited (Cayman)
100%
100%
(Incorporated in Hong Kong)
100% (900,000 shares)
(Incorporated in Hong Kong)
(Incorporated in Hong Kong)